UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2009

FIRSTPLUS FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant’s Telephone Number, Including Area Code: (409) 363-0695

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On June 23, 2009, FirstPlus Financial Group, Inc. a Nevada corporation (the “Debtor”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (“Bankruptcy Court”).

The Debtor’s chapter 11 case (the “Case”) is being administered by the Bankruptcy Court as Case No. 09-33918. The Debtor will continue to operate as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Debtor is a holding company and a principal beneficiary of a creditors’ trust established in the now closed bankruptcy proceeding of one of the Debtor’s subsidiaries, FirstPlus Financial, Inc.  The Debtor currently has four direct subsidiaries:  Rutgers Investment Group, Inc., FirstPlus Development Company (“FP Development”), FirstPlus Enterprises, Inc. (“FP Enterprises”), and FirstPlus Financial Mortgage, Inc.  As of the filing of this Report, none of the Debtor’s subsidiaries were part of the Bankruptcy Filing.

In turn, FP Enterprises has four direct subsidiaries:  FirstPlus Restoration Co., LLC (“FP Restoration”), FirstPlus Facility Services Co., LLC (“FirstPlus Facility”), The Premier Group, LLC, and Charters Velia, Inc..  FP Restoration and FP Facility jointly own an operating company called FirstPlus Restoration and Facility Services Company.  FP Development has one direct subsidiary, FirstPlus Acquisitions-1, Inc. Some of the subsidiaries are inactive.

A copy of the press release announcing the Bankruptcy Filing is attached as Exhibit 99.1 to this report and incorporated by reference herein.

As a result of the Bankruptcy Filing, the Debtor is periodically required to file various documents with, and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, monthly operating reports and other financial information.  Such materials will be prepared according to requirements of the Bankruptcy Code and may in some cases present information on an unconsolidated basis. While the Debtor would accurately provide then-current information required under federal bankruptcy law, such materials will contain information that may be unconsolidated and will generally be unaudited and prepared in a format different from that used in the Debtor’s consolidated financial statements filed under the securities laws. Accordingly, the Debtor believes that the substance and format of such materials do not allow meaningful comparison with its regular publicly-disclosed consolidated financial statements. Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Debtor’s stock or debt or for comparison with other financial information filed with the Securities and Exchange Commission.

Most of the Debtor’s filings with the Bankruptcy Court will be available to the public at the offices of the Clerk of the Bankruptcy Court or the Bankruptcy Court’s web site (http://www.txnb.uscourts.gov/). The Debtor undertakes no obligation to make any further public announcement with respect to the documents filed with the Bankruptcy Court or any matters referred to therein.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.03 of this report is incorporated herein by reference.

The Bankruptcy Filing constituted an event of default under a Loan Agreement, dated as of January 16, 2009, between the Company and Robert O’Neal. Prior to the Bankruptcy Filing, and, as of June 26, 2009, approximately  $38,500.00 (THIRTY-EIGHT THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS) principal amount of borrowings remained outstanding under the Loan Agreement. Under the terms of the Loan Agreement upon the Bankruptcy Filing, all of the Debtor’s obligations under the Loan Agreement became immediately due and payable.

Acceleration provisions applicable to the debt obligations described above, however, are generally unenforceable under the Bankruptcy Code.  Any remedies that may exist related to the events of default described above are stayed, under section 362 of the Bankruptcy Code.

Item 9.01	Financial Statements and Exhibits.

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTPLUS FINANCIAL GROUP, INC.

Date: June 29, 2009	By:	/s/ Jack Roubinek
Name: Jack Roubinek
Title: Chief Executive Officer